Free Writing Prospectus

Dated April 7, 2009

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-02

$840mm CARMAX AUTO OWNER TRUST 2009-1

CARMX 2009-1 IS TALF ELIGIBLE

LEADS: BAS/JPM.                     CO-MGR: BAR/WACH                     BAS B/D

PRICING SPEED: 1.3ABS     OPTIONAL CLEAN-UP CALL: 10%

ALL CLASS A NOTES ARE ERISA ELIGIBLE.

ALL CLASS A NOTES ARE FIXED RATE

CLASSES B AND C ARE NOT OFFERED

		WAL		M/S/F	PWIN	LGL	BENCH	YLD	PRICE	CPN

A1	$182.0	0.29	y	P-1/A-1+/F1+	5/09-11/09	5/07/10	iLr+40	1.66428	100
A2	254.0	0.97		Aaa/AAA/AAA	11/09-09/10	11/15/11	EDSF+215	3.342	99.99143	3.31
A3	260.0	1.97		Aaa/AAA/AAA	09/10-11/11	3/15/13	EDSF+265	4.160	99.99167	4.12
A4	144.0	3.02		Aaa/AAA/AAA	11/11-10/12	12/16/13	Swaps+400	5.883	99.99397	5.81
B	106.5	3.76		**/A/**
C	33.5	3.84		**/BBB/**

SETTLES APRIL 14 FLAT

The offering is subject to the terms and conditions set forth in the prospectus. To request a copy of the prospectus, please contact Zach Shenitsty at (646) 733-4133 or zachary.shenitsky@bofasecurities.com, or Patrice Roman at (646) 733-4087 or patrice.i.roman@bofasecurities.com.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.